Exhibit B

Execution Version

SHARE PURCHASE AGREEMENT

by and among

HNA CAPITAL (U.S.) HOLDING LLC,

OLD MUTUAL PLC

and

OM GROUP (UK) LIMITED

DATED AS OF MARCH 24, 2017

EXHIBIT A:	Adjustment of Consideration
EXHIBIT B:	Required Buyer Information

INDEX OF DEFINED TERMS

1934 Act Regulations	46
2017 Repurchase Program	30
Acquisition Proposal	30
Additional Approvals	46
Agreement	9
Agreements and Instruments	18
Ancillary Agreement	46
Antitrust Laws	46
Available Funds	24
Burdensome Condition	27
Business Day	46
Buyer	9
Buyer Assets	25
Buyer Director	33
Buyer Disclosure Schedule	22
Buyer Fundamental Representations	47
CFIUS	47
CFIUS Approval	47
CFIUS Notice	27
Chosen Courts	52
Claim Notice	42
Client	47
Code	47
Co-Investment Deed	47
commercially reasonable efforts	52
Company	9, 47
Company Capital Stock	9, 47
Company Interests	47
Company Material Adverse Effect	47
Company Reports	17
Conditional CFIUS Approval	48
Confidentiality Agreement	29
Consideration	10
Contract	48
Deferred Tax Asset Deed	48
Deposit Amount	48
DPA	48
Enforceability Exceptions	13
ERISA	49
Exchange Act	19
Existing Liabilities	25
Existing Repurchase Program	30
FCPA	20
GAAP	49

Government List	49
Governmental Antitrust Authority	26
Governmental Entity	14
HMT	21
HSR Act	14
Indemnified Party	42
Indemnifying Party	42
Indemnity Cap	43
Indemnity Deductible	43
Intellectual Property	49
IP License Agreement	49
Law	49
Lien	49
Loss	41
Losses	41
Management Contract	49
Money Laundering Laws	21
OFAC	21
Omega Disclosure Schedule	12
Omega Fundamental Representations	50
Omega Parent	9
Omega UK	9
Order	35
Ordinary Course	50
Organizational Documents	50
Permit	20
PRC	50
Registration Rights Agreement	50
Representatives	30
Requisite Regulatory Approvals	36
Retained Names and Marks	50
Sanctions	21
SEC	50
Securities Act	24
Seed Capital Management Agreement	50
Shareholder Agreement	50
Subsidiary	50
Takeover Code	50
Takeover Statutes	31
Tax Return	51
Taxes	51
Termination Date	38
Third-Party Claim	42
Trademarks	49
Tranche 1 Acquisition	9, 51
Tranche 1 Closing	11

Tranche 1 Closing Date	11
Tranche 1 Consideration	10
Tranche 1 Deed of Assignment	34
Tranche 1 Interests	9, 51
Tranche 1 Regulatory Approvals	35
Tranche 1 Shares	9, 51
Tranche 2 Acquisition	9, 51
Tranche 2 Closing	11
Tranche 2 Closing Date	11
Tranche 2 Consideration	10
Tranche 2 Deed of Assignment	34
Tranche 2 Interests	9, 51
Tranche 2 Regulatory Approvals	36
Tranche 2 Shares	9, 51
Transaction Loans	51
Transfer Taxes	45
UK Bribery Act	20
UNSC	21
VAT	51
Wire Transfer	51

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of March 24, 2017 (this “Agreement”), by and between HNA Capital (U.S.) Holding LLC, a Delaware limited liability company (“Buyer”), on the one hand; and Old Mutual plc, a company incorporated and registered in England and Wales with company number 3591559 (“Omega Parent”), and OM Group (UK) Limited, a company incorporated and registered in England and Wales with company number 3591572 (“Omega UK”) and a wholly owned Subsidiary of Omega Parent, on the other hand.

W I T N E S S E T H:

WHEREAS, Omega UK owns depositary receipts representing 58,310,859 ordinary shares of OM Asset Management plc (the “Company”), nominal value $0.001 per share (“Company Capital Stock”);

WHEREAS, Buyer desires to acquire from Omega UK depositary receipts representing 24.95% of the economic and voting power of the outstanding shares of Company Capital Stock, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Boards of Directors of Buyer, Omega Parent and Omega UK have determined that it is in the best interests of their respective companies and stockholders to consummate a transaction in which, among other things, Omega UK will sell, and Buyer will purchase, (i) at the Tranche 1 Closing, a number of depositary receipts representing 9.95% of the economic and voting power of the outstanding shares of Company Capital Stock as of the Tranche 1 Closing Date (such depositary receipts, the “Tranche 1 Interests”, such shares of Company Capital Stock, the “Tranche 1 Shares”, and such sale and purchase, the “Tranche 1 Acquisition”) and (ii) at the Tranche 2 Closing, a number of depositary receipts representing, together with the Tranche 1 Interests, 24.95% of the economic and voting power of the outstanding shares of Company Capital Stock as of the Tranche 2 Closing Date (such depositary receipts, the “Tranche 2 Interests”, such shares of Company Capital Stock, the “Tranche 2 Shares”, and such sale and purchase, the “Tranche 2 Acquisition”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer has delivered to Omega UK by Wire Transfer an amount equal to $20,000,000 (the “Deposit Amount”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable), and also to prescribe certain conditions to the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE COMPANY INTERESTS

1.1    Sale and Purchase of the Company Interests. Subject to the terms and conditions of this Agreement:

(a)    At the Tranche 1 Closing, Omega UK agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Omega UK, the Tranche 1 Interests, constituting all of the depositary interests representing, or other interests in, the Tranche 1 Shares, free and clear of any Liens (other than any restrictions under applicable securities Laws) and with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Tranche 1 Shares after the date hereof, except for dividends made in the Ordinary Course with a record date preceding the Tranche 1 Closing Date; and

(b)    At the Tranche 2 Closing, Omega UK agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Omega UK, the Tranche 2 Interests, constituting all of the depositary interests representing, or other interests in, the Tranche 2 Shares, free and clear of any Liens (other than any restrictions under applicable securities Laws) and with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Tranche 2 Shares after the date hereof, except for dividends made in the Ordinary Course with a record date preceding the Tranche 2 Closing Date.

1.2    Purchase Consideration.

(a)    The purchase price payable by Buyer for the Tranche 1 Interests shall consist of an amount in cash (the “Tranche 1 Consideration”) equal to the product of (i) the aggregate number of Tranche 1 Shares and (ii) $15.30.

(b)    The purchase price payable by Buyer for the Tranche 2 Interests shall consist of an amount in cash (the “Tranche 2 Consideration” and, together with the Tranche 1 Consideration, the “Consideration”) equal to the product of (i) the aggregate number of Tranche 2 Shares and (ii) $15.75.

(c)    The price per share of Company Capital Stock used in either or both (as applicable) of the calculation(s) of the Tranche 1 Consideration and the Tranche 2 Consideration shall be adjusted appropriately, to reflect the effect of any stock/share split, reverse stock split, share consolidation, share subdivision, share bonus issue, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Capital Stock issued and outstanding after the date hereof and prior to each of the Tranche 1 Closing and the Tranche 2 Closing (as applicable). In addition to the foregoing, the price per share used in determining the Tranche 1 Consideration and/or the Tranche 2 Consideration, as applicable, shall be reduced to account for any discount for any rights issue or other share issuance by the Company to Omega UK or Omega Parent, which reduction shall be calculated in the manner set forth on Exhibit A hereto; provided that no adjustment shall be made for any share issuance for cash in a public offering or any share issuance as consideration for an acquisition by the Company or any of its Subsidiaries.

1.3    The Closings. Subject to the terms and conditions of this Agreement:

(a)    Unless a different date is agreed to by the parties hereto, the closing of the sale and purchase of the Tranche 1 Interests (the “Tranche 1 Closing”) shall take place on the date which is the fifth Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof (other than conditions that relate to actions to be taken, or documents to be delivered, at the Tranche 1 Closing, but subject to the satisfaction or waiver thereof) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (the date that the Tranche 1 Closing occurs, the “Tranche 1 Closing Date”); and

(b)    Unless a different date is agreed to by the parties hereto, the closing of the sale and purchase of the Tranche 2 Interests (the “Tranche 2 Closing”) shall take place on the date which is the fifth Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Section 7.4, Section 7.5 and Section 7.6 hereof (other than conditions that relate to actions to be taken, or documents to be delivered, at the Tranche 2 Closing, but subject to the satisfaction or waiver thereof) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (the date that the Tranche 2 Closing occurs, the “Tranche 2 Closing Date”).

1.4    Deliveries at the Closings.

(a)    At the Tranche 1 Closing:

(i)    Buyer shall:

(1)    deliver to Omega UK by Wire Transfer an amount equal to the Tranche 1 Consideration less the Deposit Amount;

(2)    deliver to Omega Parent and Omega UK the certificate contemplated by Section 7.3(a) and 7.3(b); and

(3)    deliver to Omega Parent and Omega UK a counterpart of the Tranche 1 Deed of Assignment, duly executed by Buyer.

(ii)    Omega Parent and Omega UK shall:

(1)    cause to be delivered to Buyer a certificate or certificates representing the Tranche 1 Interests and any other customary instruments of transfer;

(2)    deliver to Buyer the certificate contemplated by Section 7.2(a) and 7.2(b); and

(3)    deliver to Buyer counterparts of the Tranche 1 Deed of Assignment, duly executed by Omega Parent and Omega UK.

(b)    At the Tranche 2 Closing:

(i)    Buyer shall:

(1)    deliver to Omega UK by Wire Transfer an amount equal to the Tranche 2 Consideration;

(2)    deliver to Omega Parent and Omega UK the certificate contemplated by Sections 7.6(a) and 7.6(b); and

(3)    deliver to Omega Parent and Omega UK a counterpart of the Tranche 2 Deed of Assignment, duly executed by Buyer.

(ii)    Omega Parent and Omega UK shall:

(1)    cause to be delivered to Buyer a certificate or certificates representing the Tranche 2 Interests and any other customary instruments of transfer;

(2)    deliver to Buyer the certificate contemplated by Sections 7.5(a) and 7.5(b); and

(3)    deliver to Buyer counterparts of the Tranche 2 Deed of Assignment, duly executed by Omega Parent and Omega UK.

1.5    Withholding Rights. Each of the parties hereto shall have the right to deduct and withhold from any amounts otherwise payable hereunder such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto agree that there will be no withholding with respect to the consideration payable to Omega UK hereunder, unless as a result of a change in applicable Law after the date hereof, and Buyer shall use commercially reasonable efforts to give written notice of any such anticipated withholding as soon as reasonably practicable and in any event at least five (5) Business Days prior to the Tranche 1 Closing Date or Tranche 2 Closing Date, as applicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATED TO OMEGA PARENT AND OMEGA UK

Except as disclosed in a correspondingly labeled Section of the disclosure schedule delivered by Omega Parent and Omega UK to Buyer on the date of, but immediately prior to, the execution and delivery of this Agreement (the “Omega Disclosure Schedule”) (it being agreed that disclosure in any Section of the Omega Disclosure Schedule shall apply only to the indicated Section of this Agreement and to such other Sections of this Agreement to the extent that it is reasonably apparent on the face of the disclosure that such matter is relevant to such other Sections), Omega Parent and Omega UK hereby represent and warrant, jointly and severally, to Buyer as follows:

2.1    Corporate Organization. Omega Parent is a public limited company validly incorporated, validly existing and duly registered under the Laws of England and Wales. Omega UK is a private limited company, validly incorporated, validly existing and duly registered under the Laws of England and Wales.

2.2    Authority; No Violation.

(a)    Each of Omega Parent and Omega UK has full corporate power and authority to execute and deliver this Agreement and/or each Ancillary Agreement to which it is (or will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party and the consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of each of Omega Parent and Omega UK, and no other corporate proceedings on the part of Omega Parent or Omega UK are necessary to approve this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Omega Parent and Omega UK and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of each of Omega Parent and Omega UK, enforceable against each of Omega Parent and Omega UK in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally, the availability of equitable remedies and/or section 117 of the Stamp Act 1891 potentially rendering undertakings to assume liability for or to indemnify a person against non-payment of stamp duty void (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by Omega Parent and Omega UK nor the consummation by Omega Parent and Omega UK of the transactions contemplated hereby, nor compliance by Omega Parent and Omega UK with any of the terms or provisions hereof, will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of their respective Organizational Documents or the Organizational Documents of the Company or, with respect to any Subsidiary of the Company, violate, conflict with, or result in a breach or default in any material respect under any provision of the Organizational Documents of any such Company Subsidiary, or (ii) assuming that the consents, approvals and waiting periods referred to in Section 2.3 of the Omega Disclosure Schedule and all Additional Approvals, if any, are duly obtained or satisfied, (x) violate any Law or injunction applicable to Omega Parent, Omega UK or any of their respective Subsidiaries (other than the Company and its Subsidiaries) or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, redemption or payment under, accelerate the performance required by, or result in the creation of any Lien (or have such result upon notice or lapse of time, or both) upon any of the respective properties or assets of Omega Parent or Omega UK or any of their respective Subsidiaries (other than the Company and its Subsidiaries) under, any of the terms, conditions or provisions of any Contract to which Omega Parent, Omega UK or any of their respective Subsidiaries (other than the Company and its Subsidiaries) is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Omega Parent or Omega UK to perform its obligations hereunder.

2.3    Consents and Approvals. Except for (a) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing of applications, filings and notices with any of the Governmental Entities listed on Section 2.3 of the Omega Disclosure Schedule or Section 4.3(a) of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (c) the Additional Approvals and (d) the consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Omega Parent or Omega UK to perform its obligations hereunder, to the knowledge of Omega Parent or Omega UK, no consents or approvals of or filings or registrations with any government (including any state, provincial or political subdivision thereto), court, regulator, administrative agency or commission or other governmental authority or instrumentality or market, trading platform, clearing house or self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Omega Parent and Omega UK of this Agreement or (B) the consummation by Omega Parent and Omega UK of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby.

2.4    Ownership of Company Interests.

(a)    As of the date hereof and as of the Tranche 1 Closing Date, (i) all of the Tranche 1 Interests are owned by Omega UK, free and clear of any Liens (other than any restrictions under applicable securities Laws) and (ii) Omega UK is entitled to transfer the full ownership of the Tranche 1 Interests to Buyer on the terms set out in this Agreement free and clear of all Liens (other than any restrictions under applicable securities Laws).

(b)    As of the date hereof and as of the Tranche 2 Closing Date, (i) all of the Tranche 2 Interests are owned by Omega UK, free and clear of any Liens (other than any restrictions under applicable securities Laws) and (ii) Omega UK is entitled to transfer the full ownership of the Tranche 2 Interests to Buyer on the terms set out in this Agreement free and clear of all Liens (other than any restrictions under applicable securities Laws).

(c)    Upon delivery of the Company Interests to Buyer as contemplated by this Agreement, Omega UK will convey to Buyer good and valid title to the Company Interests, free and clear of any Liens (other than any restrictions under applicable securities Laws).

2.5    Legal Proceedings. Neither Omega Parent nor Omega UK is a party to, and there are no pending or, to the knowledge of Omega Parent or Omega UK, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions, settlements, orders, judgments, rulings or decrees or governmental or regulatory investigations of any nature that would, either individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Omega Parent or Omega UK to perform its obligations hereunder.

2.6    Broker’s Fees. With the exception of the engagement of Evercore Partners International LLP and Merrill Lynch, Pierce, Fenner & Smith Incorporated, all of the fees and expenses of which will be borne solely by Omega Parent and/or Omega UK, neither Omega Parent, Omega UK nor any of their respective affiliates (other than the Company and its Subsidiaries) nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or the other transactions contemplated by this Agreement.

2.7    Shareholder Agreement and Registration Rights Agreement. The Shareholder Agreement and the Registration Rights Agreement filed as exhibits to the Company Reports (or incorporated by reference therein) are true and correct copies of such agreements and no amendments or modifications have been made thereto.

2.8    No Assignment of Shareholder Agreement. Omega Parent and Omega UK have not assigned any of their respective rights under the Shareholder Agreement pursuant to Section 9.15 thereof or otherwise.

2.9    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Omega Parent and Omega UK in this Article II, none of Omega Parent, Omega UK or any other person makes any express or implied representation or warranty with respect to Omega Parent, Omega UK or their respective Subsidiaries (other than the Company and its Subsidiaries), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Omega Parent and Omega UK hereby disclaim any such other representations or warranties.

(b)    Omega Parent and Omega UK acknowledge and agree that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Except as disclosed in (i) a correspondingly labeled Section of the Omega Disclosure Schedule (it being agreed that disclosure in any Section of the Omega Disclosure Schedule shall apply only to the indicated Section of this Agreement and to such other Sections (other than Section 3.8(a)) of this Agreement to the extent that it is reasonably apparent on the face of the disclosure that such matter is relevant to such other Sections) or (ii) the Company Reports filed after January 1, 2015 but at least two (2) Business Days prior to the date hereof (including all documents incorporated by reference therein, but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or other similarly non-specific or cautionary, predictive or forward-looking statements) (it being agreed that disclosure in any such Company Reports shall not be deemed to qualify or apply to Section 3.8(a)), Omega Parent and Omega UK hereby represent and warrant, jointly and severally, to Buyer as follows:

3.1    Corporate Organization.

(a)    The Company is a public limited company validly incorporated, validly existing and duly registered under the Laws of England and Wales. The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted and is duly authorized, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary under applicable Law, except where the failure to be so authorized, licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any provision of its Organizational Documents, except where such violation would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Each Subsidiary of the Company (i) is duly formed, organized or validly incorporated (as applicable) and validly existing under the Laws of its jurisdiction of organization, (ii) is duly authorized, licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property and assets or the conduct of its business requires it to be so authorized, licensed or qualified and in which the failure to be so authorized, licensed, qualified or in good standing would reasonably be expected to have a Company Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease, or operate its properties and to carry on its business as currently conducted except where the failure to have such power or authority would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any provision of its Organizational Documents, except where such violation would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2    Capitalization.

(a)    Section 3.2(a) of the Omega Disclosure Schedule sets forth a true and complete list, as of February 17, 2017, of the number of authorized, issued and outstanding shares of Company Capital Stock. Each share of Company Capital Stock has been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of Company Capital Stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(b)    All of the issued and outstanding share capital, common stock or membership interests (as applicable) of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable, and all such share capital, common stock or membership interests, as applicable, owned by the Company, directly or through Subsidiaries, are owned free and clear of any Liens (other than any restrictions under applicable securities Laws). None of the outstanding share capital, common stock or membership interests (as applicable) of any Subsidiary of the Company was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries of the Company are (A) the Subsidiaries listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and (B) certain other Subsidiaries which, considered in the aggregate as a single Subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

3.3    Reports. The Company and each of its Subsidiaries have timely furnished or filed all reports, schedules, forms, registration statements and other documents, together with any amendments required to be made with respect thereto (the “Company Reports”), that they were required to file since January 1, 2015 with the SEC or with any other Governmental Entity, including any report, schedule, form, registration statement or other document required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith or as otherwise required under any applicable Law, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect. As of their respective dates or, if amended, as of the date of (and giving effect to) the last such amendment, each Company Report filed with the SEC (x) complied in all material respects with the published rules and regulations of the SEC with respect thereto and (y) did not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except in the case of clauses (x) and (y), as would not have would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

3.4    Financial Statements. Except to the extent updated, amended, restated or corrected by a subsequent Company Report filed prior to the date hereof, the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount, none of which are material individually or in the aggregate), (iii) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and, in the case of the unaudited financial statements, as permitted by the SEC and subject to normal year-end adjustments.

3.5    Broker’s Fees. Neither the Company nor any of its affiliates (other than Omega Parent and Omega UK) nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or the other transactions contemplated by this Agreement.

3.6    Absence of Violations, Defaults and Conflicts. To the knowledge of Omega Parent or Omega UK, neither the Company nor any of its Subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.7    Dividends by Subsidiaries. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2016 to the date hereof, there have been no Effects that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)    Since December 31, 2016, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course in all material respects, except as expressly contemplated or permitted by this Agreement, as required by Law or as consented to in writing by Buyer.

3.9    Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Omega Parent or Omega UK, threatened, legal, administrative, arbitral or other proceedings, suits, actions or, to the knowledge of Omega Parent or Omega UK, governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacity as such), except for any such proceedings, claims, suits, actions, settlements or investigation that would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.10    Accounting Controls and Disclosure Controls.

(a)    The Company maintains for itself and its Subsidiaries effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 under the

1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, Omega Parent and Omega UK are not aware of (1) any material weakness in the Company’s internal control over financial reporting (whether or not remediated) or (2) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(b)    The Company maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

3.11    Taxes and Tax Returns.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect and to the knowledge of Omega Parent or Omega UK:

(i)    All U.S. federal income Tax Returns of the Company and its Subsidiaries required by applicable Law to be filed have been filed and all taxes shown by such Tax Returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided.

(ii)    The Company and its Subsidiaries have filed all other Tax Returns that are required to have been filed by them pursuant to applicable foreign, state, local or other Law except insofar as the failure to file such Tax Returns would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, and have paid all Taxes due pursuant to such Tax Returns or pursuant to any assessment received by the Company or its Subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company or the relevant Subsidiary, as applicable.

(iii)    The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any income and corporation Tax liability for any years not finally determined or otherwise closed to assessment are adequate to meet any assessments or re-assessments for additional income or corporation Tax for any such years.

(b)    This Section 3.11 contains the sole representations and warranties made by Omega Parent or Omega UK with respect to the Company’s Taxes.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all material licenses, franchises, permits, approvals, registrations, consents, exemptions, variances, waivers and authorizations (each, a “Permit”) necessary for the lawful conduct of their respective businesses, except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.13    Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries owns, has the right to use or is licensed to use all material Intellectual Property necessary for the conduct of its business as currently conducted, (b) to the knowledge of Omega Parent or Omega UK, no person has asserted to the Company in writing since December 31, 2015 that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person in any material respect, and (c) to the knowledge of Omega Parent or Omega UK, no person is infringing, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries.

3.14    Insurance. The Company and its Subsidiaries are insured in all material respects with a reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to adequate to protect the Company and its Subsidiaries and their businesses, taken as a whole.

3.15    Foreign Corrupt Practices Act. None of the Company, any of its Subsidiaries or controlled affiliates or, to the knowledge of Omega Parent or Omega UK, any director, officer, agent, employee, or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Bribery Act of 2010 of the United Kingdom, as amended, and the rules and regulations thereunder (the “UK Bribery Act”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA), “foreign public official” (as such term is defined in the UK Bribery Act) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or the UK Bribery Act and, to the knowledge of Omega Parent or Omega UK, the Company and its controlled affiliates and Subsidiaries have conducted their businesses in compliance with the FCPA and the UK Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.16    Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and, to the knowledge of Omega Parent or Omega UK, no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Omega Parent or Omega UK, threatened.

3.17    OFAC. None of the Company, any of its Subsidiaries or, to the knowledge of Omega Parent or Omega UK, any director, officer, affiliate, agent, employee or representative of the Company or any of its Subsidiaries is a person, or is controlled by a person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions. During the five years prior to the date hereof, the Company and its Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person, or in any country or territory, that is or at the time of the dealing or transaction was the subject of Sanctions.

3.18    Labor Matters. No labor dispute with the employees of the Company or any of its Subsidiaries exists or is imminent, which, in either case, would reasonably be expected to result in a Company Material Adverse Effect.

3.19    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Omega Parent and Omega UK in this Article III, neither Omega Parent, Omega UK nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Omega Parent and Omega UK hereby disclaim any such other representations or warranties.

(b)    Omega Parent and Omega UK acknowledge and agree that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in a correspondingly labeled Section of the disclosure schedule delivered by Buyer to Omega Parent on the date of, but immediately prior to, the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that disclosure in any Section of the Buyer Disclosure Schedule shall apply only to the indicated Section of this Agreement and to such other Sections of this Agreement to the extent that it is reasonably apparent on the face of the disclosure that such matter is relevant to such other Sections), Buyer hereby represents and warrants to Omega Parent and Omega UK as follows:

4.1    Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite company power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly authorized, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder.

4.2    Authority; No Violation.

(a)    Buyer has full company power and authority to execute and deliver this Agreement and/or each Ancillary Agreement to which it is (or will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party and the consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby and thereby has been duly and validly approved by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Omega Parent and Omega UK) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will, with or without the giving of notice, the termination of any grace period or both: (i) violate any provision, conflict with, or result in a breach or default under of the Organizational Documents of Buyer or any of its Subsidiaries, or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a) and all Additional Approvals, if any, are duly obtained or satisfied, (x) violate any Law or injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, redemption or payment under, accelerate the performance required by, or result in the creation of any Lien (or have such result upon notice or lapse of time, or both) upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder.

4.3    Consents and Approvals.

(a)    Except for (i) the premerger notification requirements of the HSR Act and (ii) the filing of any required applications, filings or notices with any Governmental Entities listed on Section 2.3 of the Omega Disclosure Schedule or Section 4.3(a) of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (iii) the Additional Approvals and (iv) the consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder, to the knowledge of Buyer, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Buyer of this Agreement or (y) the consummation by Buyer of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby.

(b)    As of the date hereof, neither Buyer nor any of its affiliates own, or have any other agreements or arrangements with respect to the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any Company Capital Stock.

4.4    Broker’s Fees. With the exception of the engagement of PJT Partners and Sandler O’Neill + Partners, all of the fees and expenses of which will be borne by Buyer, neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or the other transactions contemplated by this Agreement.

4.5    Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions, settlements, orders, judgments, rulings or decrees or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers that would, either individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.6    Available Funds. Buyer has, or has available to it, in deposit or brokerage accounts held in financial institutions of recognized international standing outside of the PRC cash and marketable securities sufficient to pay and satisfy all of the payment obligations of Buyer under this Agreement (including the obligations of Buyer to pay the Tranche 1 Consideration and the Tranche 2 Consideration (as applicable) and all fees and expenses to be paid by Buyer pursuant to this Agreement) and to enable Buyer to perform all of its obligations under this Agreement (including its obligations to effect the Tranche 1 Closing and the Tranche 2 Closing (as applicable) on the terms contemplated by this Agreement) (the “Available Funds”), which funds shall be used for the purpose of satisfying such obligations.

4.7    Regulatory Approvals.

(a)    Buyer is ready, willing and able to provide the information requested by the face of the forms, instructions and other written requirements set forth on Exhibit B to the applicable Governmental Entities.

(b)    As of the date hereof, no Governmental Entity set forth on Section 2.3 of the Omega Disclosure Schedule or Section 4.3(a) of the Buyer Disclosure Schedule has denied approval of, or imposed any conditions upon (other than customary conditions), any transaction to which Buyer or any of its affiliates was a party.

4.8    Accredited Investor Status. Buyer is an “accredited investor,” as such term is defined in Rule 501 promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), as amended. Buyer is purchasing the Tranche 1 Interests and the Tranche 2 Interests for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part. Buyer understands and agrees that (i) the Tranche 1 Shares and the Tranche 2 Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and subject to applicable state securities Laws and regulations and (ii) to the extent applicable, a legend to this effect will be placed upon any certificates evidencing the Tranche 1 Interests, Tranche 1 Shares, Tranche 2 Interests or Tranche 2 Shares. Buyer (either alone or together with its advisors) has sufficient knowledge, skill, sophistication and experience in financial, investment and business matters so as to be capable of evaluating the merits and risks of its investment in the purchased shares of Company Capital Stock and is capable of bearing the economic risks of holding such investment for an indefinite period, including a complete loss of its investment, and protecting its interests in connection with its investment in the Tranche 1 Interests and Tranche 2 Interests.

4.9    Anti-Money Laundering Laws, Anti-Terrorism Laws and Similar Laws.

(a)    None of Buyer, any person directly or indirectly controlling or controlled by Buyer, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is included on a Government List or is owned in any amount or controlled by any person on a Government List, as amended from time to time.

(b)    None of Buyer, any person directly or indirectly controlling or controlled by Buyer, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on any Government List, as amended from time to time.

(c)    None of the funds to be used to purchase the Tranche 1 Interests or Tranche 2 Interests or in connection with the transactions contemplated hereby shall be knowingly derived from any activities that contravene applicable Laws concerning money laundering, terrorism, narcotics trafficking or bribery, or from any person, entity, country, or territory on a Government List.

4.10    Buyer Assets and Liabilities.

(a)    Buyer has no material assets other than the assets set forth on Section 4.10(a) of the Buyer Disclosure Schedule (the “Buyer Assets”). Buyer owns the Buyer Assets free and clear of any Liens, other than any Existing Liabilities.

(b)    Buyer has no material liabilities other than the liabilities set forth on Section 4.10(b) of the Buyer Disclosure Schedule (the “Existing Liabilities”).

4.11    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.

(b)    Buyer acknowledges and agrees that none of Omega Parent, Omega UK or any other person has made or is making any express or implied representation or warranty other than those contained in Article II and Article III.

ARTICLE V

[RESERVED]

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    During the period from the date hereof to the Tranche 2 Closing or the earlier termination of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to as soon as possible following the date hereof prepare and file, or cause the preparation and filing of, all necessary documentation (including, in the case of Buyer, the information requested by the face of the forms, instructions and other written requirements set forth on Exhibit B), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable following the date hereof (and, in any event, within 120 Business Days following the date hereof) all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities; provided that Buyer shall file the requisite application for approval with the United Kingdom’s Financial Conduct Authority no later than 30 Business Days following the date hereof. The parties shall use reasonable best efforts to provide the other the right to review in advance, and, to the extent practicable, consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Omega Parent, Omega UK, the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, other than any portions of material so filed or submitted that contain confidential or proprietary information not directly related to the transactions contemplated hereby or information with respect to which a duty of confidence is owed to a third party. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. During the period from the date hereof to the Tranche 2 Closing or earlier termination of this Agreement, (i) the parties hereto agree that they will consult with each other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable in connection with the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated herein; (ii) each party shall consult with the other parties in advance of any meeting or conference between such party and any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent reasonably requested by any other party and permitted by such Governmental Entity, give the other parties and/or their respective counsel the reasonable opportunity to attend and participate in such meetings and conferences; (iii) no party shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); and (iv) each party hereto shall promptly inform the other parties of any substantive oral communications with, and promptly provide copies of written communications with, any Governmental Entity regarding any filings. Promptly following the date hereof, the parties shall cooperate with each other to determine if any Additional Approvals are required, including consulting with the Company.

(b)    Without limiting the generality of the undertakings pursuant to Section 6.1(a), during the period from the date hereof to the Tranche 2 Closing or earlier termination of this Agreement, the parties hereto shall use reasonable best efforts to (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date hereof and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) take, and use reasonable best efforts to cause its Subsidiaries to take, such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods; provided that Buyer shall file the premerger notification required under the HSR Act no later than ten (10) Business Days following the date hereof.

(c)    Without limiting the generality of the undertakings pursuant to Section 6.1(a), as soon as possible following the Tranche 1 Closing, the parties shall submit to

CFIUS a draft of a joint voluntary notice of the Tranche 2 Acquisition (the “CFIUS Notice”). The parties shall use their reasonable best efforts to provide any requested supplemental information and other related information pursuant to the DPA, and submit a final CFIUS Notice and other related information pursuant to the DPA as soon as practicable after receiving any comments to the draft CFIUS Notice during the pre-notice consultation process; provided, that, to the extent that it would not materially delay the consummation of the transactions contemplated by this Agreement, nothing herein shall prohibit the parties from, in good faith, seeking to limit the scope or content of any such request. Omega Parent, Omega UK and the Buyer shall use their reasonable best efforts to obtain the CFIUS Approval, which for the avoidance of doubt includes agreeing to reasonable restrictions proposed or imposed by CFIUS as a condition of receiving CFIUS Approval. Notwithstanding anything in this Agreement to the contrary, neither Buyer or any of its affiliates shall be required to take any action in order to obtain CFIUS Approval that would result in any arrangements, conditions or restrictions imposed by CFIUS that would, (a) except as provided in Section 6.1(d), reasonably be expected to result in a change to its business and/or operations or those of its Subsidiaries, or (b) limit or restrict the exercise of voting rights with respect to the Tranche 1 Shares or Tranche 2 Shares (any such arrangements, conditions or restrictions set forth in clauses (a) or (b), a “Burdensome Condition”); provided, however, that reasonable restrictions on access by the Buyer or any of its affiliates to financial or other sensitive information of individual clients or customers of the Company or any of its Subsidiaries or employees, information systems or trade secrets of the Company or any of its Subsidiaries shall not be deemed a Burdensome Condition hereunder. The foregoing obligations and limitations shall apply in the event the parties seek Conditional CFIUS Approval of the Tranche 1 Acquisition.

(d)    Following the date hereof, in the event that Omega Parent determines in good faith after consultation with external counsel and Buyer that any Requisite Regulatory Approval or any Additional Approval would not reasonably be expected to be obtained on or prior to the date that is 120 Business Days following the date hereof, (i) Omega Parent shall reasonably promptly notify Buyer of such determination and (ii) Buyer shall agree to, and cooperate with Omega Parent and the Company with respect to, any and all actions reasonably requested by Omega Parent (and, if applicable, approved by the Company) with respect to operations of the Company and/or its Subsidiaries to obtain, or render unnecessary, such Requisite Regulatory Approval or Additional Approval; provided that (x) any request made by Omega Parent pursuant to this Section 6.1(d) shall be reasonable in scope and consistent with the objective of minimizing Buyer’s liability for any costs and expenses in connection therewith and (y) Buyer shall not be required to agree to, or cooperate with Omega Parent and Omega UK in taking, any action with respect to the operations of the Company that would reasonably be expected to result in a material change to business and/or operations of the Company and its Subsidiaries, taken as a whole. Buyer shall bear and pay all reasonable out-of-pocket costs and expenses incurred by Omega Parent, Omega UK, the Company or any of their respective affiliates in connection with the matters set forth in this Section 6.1(d); provided, that such costs and expenses shall not exceed $5,000,000 in the aggregate.

(e)    For the avoidance of doubt, nothing in this Section 6.1 shall require Buyer or any of its affiliates (other than the Company and its Subsidiaries) to take any action that would result in a Burdensome Condition.

(f)    Each party shall promptly advise the other parties upon receiving any communication from any Governmental Entity whose consent or approval is required to bring about the consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or any Additional Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, Omega Parent shall, and shall use commercially reasonable efforts to cause the Company and each of its Subsidiaries to, afford to the Representatives of Buyer, reasonable access, during normal business hours during the period subsequent to the Tranche 1 Closing and prior to the Tranche 2 Closing, to all its and their properties, books, contracts, commitments, personnel, accountants (subject to the terms of any required agreements with the applicable accountant) and records to the extent relating to the Company and its Subsidiaries, and, during such period, taking into account the nature and scope of the information historically provided to Omega Parent and Omega UK by the Company and its Subsidiaries and the information that Omega Parent may request of the Company pursuant to Section 5.4 of the Shareholder Agreement, Omega Parent shall, and shall use commercially reasonable efforts to cause the Company and each of its Subsidiaries to, promptly deliver or make available to Buyer or its Representatives (in each case other than any information which the Company or any of its Subsidiaries is not permitted to disclose under applicable Law) (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws, (ii) a copy of each notification or report (or, if oral, a summary thereof) provided by the Company to Omega Parent under Section 4.1 of the Shareholder Agreement and any material written notification or report furnished by a Subsidiary of the Company to the Company and (iii) all other information concerning the Company’s and its Subsidiaries’ businesses, properties and personnel as Buyer may reasonably request, including any such financial information with respect to the Company as Buyer determines in good faith is necessary or appropriate for the purposes of any filing with any Governmental Entity, fulfilling any requirement of Law, or other bona fide business purposes; provided that any access or cooperation pursuant to this Section 6.2(a) shall not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of the Company or such Subsidiary, (y) contravene any Law or (z) violate any obligation (existing on the date hereof) with respect to confidentiality of, in each case, the Company or such Subsidiary. The parties hereto agree to reasonably cooperate to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Buyer shall hold all information furnished by or on behalf of the Company or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 1, 2016, between HNA Group North America LLC and Omega Parent (the “Confidentiality Agreement”); provided, however, that effective upon the Tranche 2 Closing, the obligations of Buyer and its affiliates under the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Company and its Subsidiaries.

(c)    No investigation by any of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d)    Buyer and its affiliates and their respective Representatives shall not contact or communicate with any of the Company’s affiliates or any of the Representatives of any of the Company’s affiliates (other than Omega Parent and Omega UK), in each case, regarding the transactions contemplated by this Agreement:

(i)    prior to the Tranche 1 Closing, without the prior written consent of Omega Parent, which consent shall not be unreasonably withheld or delayed; and

(ii)    following the Tranche 1 Closing but prior to the Tranche 2 Closing, without prior consultation with Omega Parent; provided that (x) any such contact or communication shall not unreasonably interfere with the conduct of business of any of the Company’s Subsidiaries and (y) Buyer shall keep Omega Parent reasonably apprised of the content of any such contact or communication.

6.3    Cooperation.

(a)    Subject to applicable Law, and except as otherwise expressly set forth in this Agreement, the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)    During the period from the date hereof to the Tranche 2 Closing or the earlier termination of this Agreement, in its capacity as a holder of Company Capital Stock, Omega Parent and Omega UK (i) shall not consent to the Company taking any action, or approve any action by the Company that would require shareholder approval, that would preclude Buyer from exercising any of its rights (A) under this Agreement, (B) with respect to the Tranche 1 Shares acquired hereunder or (C) with respect to Buyer’s acquisition of the Tranche 2 Shares, or that would preclude Buyer from acquiring additional shares of Company Capital Stock, (ii) shall not approve any repurchase by the Company of Company Capital Stock other than pursuant to the share repurchase program authorized prior to the date hereof (the “Existing Repurchase Program”) or any repurchase program authorized at the 2017 annual general meeting of the Company to the extent that such repurchase program is on substantially the same terms as the Existing Repurchase Program taking into account changes in the share capital of the Company following the 2016 annual general meeting of the Company (the “2017 Repurchase Program”) (which repurchases of shares of Company Capital Stock from Omega UK under the Existing Repurchase Program and the 2017 Repurchase Program shall not exceed $75,000,000 in the aggregate) and (iii) upon request of Buyer, shall exercise any of its pre-emptive rights or take up any rights offering to which either of Omega Parent or Omega UK is entitled for the purpose of effecting the Tranche 2 Acquisition; provided that nothing in this Section 6.3(b) shall purport to restrict (1) the members of the Board of Directors of the Company from complying with their respective fiduciary duties under applicable Law or (2) Omega Parent or Omega UK from voting for the standard Company Capital Stock authority renewal at the Company’s 2017 annual general meeting. Further, during the period from the date hereof to the Tranche 2 Closing or the earlier termination of this Agreement, Omega Parent and Omega UK shall not consent to the amendment of the Shareholder Agreement or the Registration Rights Agreement in any manner that would be adverse to Buyer.

6.4    Additional Agreements. In case at any time after the Tranche 2 Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by any other party to this Agreement.

6.5    Acquisition Proposals. During the period from the date hereof to the Tranche 2 Closing or the earlier termination of this Agreement, Omega Parent and Omega UK shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries and their respective officers, directors, agents, advisors and representatives (collectively, “Representatives”) to not, directly or indirectly, solicit, encourage or (except, in the case of the Company, to the extent required by applicable Laws) knowingly facilitate inquiries or proposals, or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person concerning, (a) any acquisition or purchase of any Company Capital Stock that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total economic or voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction or (b) any acquisition or purchase of all or a material portion of the assets or capital stock of the Company or any of its Subsidiaries or any merger or business combination with the Company or any of its Subsidiaries, in each case other than in respect of the transactions contemplated hereby (each, an “Acquisition Proposal”), or furnish any information to any person contacting them or making an inquiry with respect to a potential Acquisition Proposal. Omega Parent will, and will cause its Representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date hereof with any person other than Buyer with respect to any Acquisition Proposal. In addition, Omega Parent shall use commercially reasonable efforts to enforce or cause to be enforced any and all confidentiality agreements obtained by Omega Parent or any of its Subsidiaries prior to the date hereof in connection with any potential strategic transaction involving the Company or any of its assets. In furtherance and not limitation of the foregoing, in its capacity as a holder of shares of Company Capital Stock, Omega UK agrees (and Omega Parent agrees to cause Omega UK) to vote against any Acquisition Proposal and any proposal that, if adopted, would or would reasonably be expected to prevent, frustrate, impede or delay consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable). Unless this Agreement has been terminated in accordance with its terms, each of Omega Parent and Omega UK shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries and their and their respective Subsidiaries’ Representatives not to, on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal. For the avoidance of doubt, nothing in this Section 6.5 shall in any way prohibit or restrict Omega UK from selling, transferring or otherwise disposing of any shares of Company Capital Stock owned by Omega UK.

6.6    Takeover Statutes. None of Omega Parent or Omega UK shall take any action that would reasonably be expected to cause any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, together with the Takeover Code, “Takeover Statutes”) to become applicable to this Agreement, the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or any of the other transactions contemplated hereby, and each shall use commercially reasonable efforts to take all necessary steps to exempt (or ensure the continued exemption of) the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. In furtherance and not limitation of the foregoing sentence, Omega Parent shall promptly, upon Buyer’s request, obtain any further confirmation of the UK Panel on Takeovers and Mergers that the Takeover Code does not apply to the Company.

6.7    Litigation and Claims. Each party shall promptly notify the other parties in writing of its receipt of notice of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to their knowledge, threatened against such party or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by any of them or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Omega Parent and Omega UK, on the one hand, and Buyer, on the other hand, shall give the other the opportunity to participate at its own expense in the defense or settlement of any litigation relating to this Agreement or against or involving such party and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and Omega Parent and Omega UK, on the one hand, and Buyer, on the other hand, shall not agree to any such settlement without the other’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.8    Communications. From the date hereof to the three month anniversary of the earlier of the Tranche 2 Closing and the termination of this Agreement prior to the Tranche 2 Closing, none of Omega Parent, Omega UK and Buyer shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, other than the initial press release to be issued by Omega Parent, concerning the transactions contemplated by this Agreement without prior consent of Buyer to the extent reasonably practicable, in the case of a proposed announcement or statement by Omega Parent or Omega UK, or Omega Parent to the extent reasonably practicable, in the case of a proposed announcement or statement by Buyer; provided, however, that (a) notwithstanding the foregoing, a party may without such prior consent issue or cause the publication of any press release or other public announcement to the extent requested by a Governmental Entity or required by Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or the Shareholder Agreement, in which case the party required to make the release or announcement shall, in each case, to the extent not prohibited by applicable Law, use commercially reasonable efforts to (i) consult in advance with the other parties and (ii) allow the other parties reasonable time to comment on such release, announcement or communication in advance of such issuance and (b) in no event shall any press release or other public announcement or public statement issued or made by Omega Parent, Omega UK or Buyer include any comment that implies, or would reasonably be deemed to imply, a potential future change of control of the Company.

6.9    Continuing Effect of Certain Company Agreements.

(a)    For the avoidance of doubt, nothing in this Agreement shall be construed to, and the consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) and the other transactions contemplated hereby shall in no respect, modify or relieve the parties thereto of their respective rights and obligations under the Co-Investment Deed, the Deferred Tax Asset Deed, the Seed Capital Management Agreement or the IP License Agreement.

(b)    Without limiting the generality of Section 6.9(a), Buyer hereby acknowledges and agrees that Buyer is not acquiring any right, title or interest in and to any Retained Names and Marks.

6.10    Funding. During the period from the date hereof to the Tranche 1 Closing and the Tranche 2 Closing (as applicable), or the earlier termination of this Agreement, Buyer shall maintain, or have available to it, at all times, the Available Funds in deposit or brokerage accounts held in financial institutions of recognized international standing outside of the PRC for the sole purpose of satisfying its obligations under this Agreement. If Buyer acquires knowledge that it does not have Available Funds, then it shall give prompt notice to Omega Parent after acquiring such knowledge. Upon the request of Omega Parent (such requests not to be made more frequently than twice in any thirty (30)-day period), Buyer shall confirm in writing to Omega Parent and Omega UK that Buyer has or has available to it the Available Funds in deposit or brokerage accounts held in financial institutions of recognized international standing outside of the PRC.

6.11    Company Capital Stock.

(a)    From the Tranche 1 Closing Date until the earlier of (x) the date that Omega UK ceases to own at least 10% of the outstanding shares, or depositary receipts representing such shares, of Company Capital Stock, and (y) the one year anniversary of the Tranche 2 Closing Date, neither Buyer nor any permitted assignee of Buyer’s rights under this Agreement shall sell, transfer or otherwise dispose of the Tranche 1 Interests or Tranche 1 Shares or the Tranche 2 Interests or Tranche 2 Shares (or any interests in or rights to or under the Tranche 1 Interests or Tranche 1 Shares or Tranche 2 Interests or Tranche 2 Shares).

(b)    In addition to the restrictions set forth in Section 6.11(a), should this Agreement be terminated in accordance with its terms prior to the Tranche 2 Closing Date, neither Buyer nor any permitted assignee of Buyer’s rights under this Agreement shall sell, transfer or otherwise dispose of the Tranche 1 Interests or Tranche 1 Shares or any interests in or rights to or under the Tranche 1 Interests or Tranche 1 Shares until the earlier of (x) the one year anniversary of the date of such termination and (y) the date that Omega UK ceases to own at least 10% of the outstanding shares, or depositary receipts representing such shares, of Company

Capital Stock. Unless the foregoing restrictions have terminated pursuant to clause (y), during the period between the date that is six months after the date of such termination and the one year anniversary of the date of such termination, if Omega UK intends to sell any of its shares of Company Capital Stock or depositary receipts representing shares of Company Capital Stock, Omega UK shall give Buyer three Business Days’ prior written notice of its intention to make such sale (and if known, the price) and, subject to Omega UK’s consummation of such sale, Buyer shall be entitled to participate in such sale (upon notice to Omega UK by the close of business on the day prior to the date on which Omega UK intends to make such a sale) on a pro rata basis based on the number of shares owned by Buyer and by Omega UK as of the date of such termination and on the same terms as Omega UK (including as to price, market discount and brokerage fees). Notwithstanding anything herein to the contrary, nothing shall prevent any lender of any Transaction Loan from exercising any rights of such lender with respect to the Tranche 1 Interests or Tranche 1 Shares.

(c)    From the date hereof to the earlier of the Tranche 2 Closing and the termination of this Agreement prior to the Tranche 2 Closing, except as contemplated by this Agreement or any Ancillary Agreement, neither Buyer nor any person with which Buyer is acting in concert shall, directly or indirectly, own or acquire shares of Company Capital Stock.

(d)    From the date hereof to the earlier of the Tranche 2 Closing and the termination of this Agreement prior to the Tranche 2 Closing, Omega UK shall (i) retain (and not sell, transfer or otherwise dispose of) a number of shares of Company Capital Stock sufficient to deliver the Tranche 1 Shares and the Tranche 2 Shares (as applicable) at each of the Tranche 1 Closing and the Tranche 2 Closing and (ii) retain (and not sell, transfer or otherwise dispose of) a number of shares of Company Capital Stock sufficient to ensure that, immediately prior to the Tranche 2 Closing, Omega Parent is entitled, under the Shareholder Agreement, to designate two (2) or more individuals to be appointed as Directors of the Board of Directors of the Company.

(e)    From the Tranche 1 Closing until the Tranche 2 Closing, Buyer shall hold the Tranche 1 Shares free and clear of any Liens (other than (x) any restrictions under applicable securities Laws and (y) any Liens securing the Transaction Loans).

6.12    Company Board of Directors. From the Tranche 1 Closing until the earlier of the Tranche 2 Closing and the termination of this Agreement prior to the Tranche 2 Closing, Omega Parent shall designate one individual selected by Buyer and reasonably satisfactory to Omega Parent to be appointed as an OM plc Director (as defined in the Shareholder Agreement) (the “Buyer Director”).

6.13    Assignment of Rights.

(a)    At the Tranche 1 Closing, Omega Parent and Omega UK, on the one hand, and Buyer, on the other hand, shall execute and deliver a deed of assignment in a form to be mutually agreed by the parties (the “Tranche 1 Deed of Assignment”), pursuant to which Omega Parent and Omega UK shall assign to Buyer, effective as of the Tranche 2 Closing Date, Omega Parent’s and Omega UK’s rights under the Registration Agreement with respect to the Tranche 1 Interests and Tranche 1 Shares.

(b)    At the Tranche 2 Closing, Omega Parent and Omega UK, on the one hand, and Buyer, on the other hand, shall execute and deliver a deed of assignment in a form to be mutually agreed by the parties (the “Tranche 2 Deed of Assignment”), pursuant to which Omega Parent and Omega UK shall assign to Buyer, effective as of the Tranche 2 Closing Date, (i) Omega Parent’s and Omega UK’s rights under the Registration Agreement with respect to the Tranche 2 Interests and Tranche 2 Shares and (ii) all of Omega Parent’s and Omega UK’s rights that are assignable pursuant to Section 9.15 of the Shareholder Agreement.

6.14    Notice under Registration Rights Agreement. Promptly following each of the Tranche 1 Closing and the Tranche 2 Closing, Omega Parent and Omega UK shall provide written notice to the Company pursuant to Section 2.13 of the Registration Rights Agreement of the assignments described in Section 6.13.

6.15    Buyer Assets and Liabilities. Prior to the Tranche 2 Closing, Buyer shall not sell, transfer or otherwise dispose of any of the Buyer Assets and shall not incur any material liabilities other than the Existing Liabilities and the Transaction Loans; provided, that Buyer may sell, transfer or otherwise dispose of any of the Buyer Assets and/or incur any material liabilities other than the Existing Liabilities to the extent the net asset value of Buyer does not fall below the net asset value of Buyer as of the date hereof; provided, further, that any incurrence of material liabilities by Buyer for the purpose of financing the acquisition of assets shall be in an aggregate amount of not greater than 75% of the acquisition price of such assets. If Buyer acquires knowledge that it has breached any of the covenants in the foregoing sentence, then it shall promptly (and, in any event, within two Business Days) give notice to Omega Parent after acquiring such knowledge. Upon the request of Omega Parent (such requests not to be made more frequently than twice in any thirty (30)-day period), Buyer shall confirm in writing to Omega Parent and Omega UK that Buyer has not sold, transferred or otherwise disposed of any of the Buyer Assets and that Buyer has no material liabilities other than the Existing Liabilities and the Transaction Loans.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Tranche 1 Acquisition. The respective obligations of the parties to effect the Tranche 1 Acquisition shall be subject to the satisfaction at or prior to the Tranche 1 Closing of the following conditions:

(a)    Regulatory Approvals. All regulatory authorizations, consents, orders or approvals set forth in Section 7.1(a) of the Omega Disclosure Schedule and Section 7.1(a) of the Buyer Disclosure Schedule and all other Additional Approvals required to consummate the Tranche 1 Closing, shall have been obtained (without the imposition of any Burdensome Conditions from financial services regulators) and shall remain in full force and effect and all statutory waiting periods (or any extension of such waiting periods) in respect thereof, including under the HSR Act, shall have been terminated or shall have expired (such approvals and the termination or expiration of such waiting periods being referred to herein as the “Tranche 1 Regulatory Approvals”).

(b)    No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Order”) preventing the consummation of the Tranche 1 Acquisition shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Tranche 1 Acquisition.

7.2    Conditions to Obligations of Buyer to effect the Tranche 1 Acquisition. The obligation of Buyer to effect the Tranche 1 Acquisition is also subject to the satisfaction, or waiver by Buyer, at or prior to the Tranche 1 Closing, of the following conditions:

(a)    Representations and Warranties of Omega Parent and Omega UK. The representations and warranties of Omega Parent and Omega UK set forth in Article II (solely with respect to the Tranche 1 Interests) shall be true and correct as of the date hereof and as of the Tranche 1 Closing Date as though made on and as of the Tranche 1 Closing Date. Buyer shall have received a certificate signed on behalf of Omega Parent and Omega UK by a senior executive officer certifying the foregoing.

(b)    Performance of Obligations of Omega Parent and Omega UK. Omega Parent and Omega UK shall have performed in all material respects the respective obligations required to be performed by them under this Agreement at or prior to the Tranche 1 Closing Date, and Buyer shall have received a certificate signed on behalf of Omega Parent and Omega UK by a senior executive officer to such effect.

(c)    Tranche 1 Deed of Assignment. Omega Parent and Omega UK shall have duly executed the Tranche 1 Deed of Assignment and delivered to Buyer such duly executed counterparts of such Tranche 1 Deed of Assignment.

(d)    The Company Capital Stock shall continue to be listed on the New York Stock Exchange and trading thereon shall not have been suspended or halted.

(e)    Repurchases. There shall not have been any repurchase by the Company of Company Capital Stock other than pursuant to the Existing Repurchase Program or the 2017 Repurchase Program.

(f)    The Board of Directors of the Company shall not have (1) adopted or implemented a shareholder rights plan or adopted any measures limiting the ability of Buyer to exercise any rights as a holder of shares of Company Capital Stock or to acquire any additional shares of Company Capital Stock, (2) issued any shares of Company Capital Stock that provide more than one vote per share for the election of members of the Board of Directors of the Company, or (3) issued any equity security, or any security convertible into or exchangeable for any equity security, that provides a greater or more favorable right to receive dividends and distributions or proceeds upon liquidation of the Company as compared to such rights in respect of the Company Capital Stock, other than any security issued for the purpose of raising capital on commercial terms.

7.3    Conditions to Obligations of Omega Parent and Omega UK to effect the Tranche 1 Acquisition. The respective obligations of Omega Parent and Omega UK to effect the Tranche 1 Acquisition are also subject to the satisfaction or waiver by Omega Parent and Omega UK at or prior to the Tranche 1 Closing of the following conditions:

(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Tranche 1 Closing Date as though made on and as of the Tranche 1 Closing Date. Omega Parent and Omega UK shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Tranche 1 Closing Date, and Omega Parent and Omega UK shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

7.4    Conditions to Each Party’s Obligation to Effect the Tranche 2 Acquisition. The respective obligations of the parties to effect the Tranche 2 Acquisition shall be subject to the satisfaction at or prior to the Tranche 2 Closing of the following conditions:

(a)    Regulatory Approvals. All regulatory authorizations, consents, orders or approvals set forth in Section 7.4(a) of the Omega Disclosure Schedule and Section 7.4(a) of the Buyer Disclosure Schedule and all other Additional Approvals required to consummate the Tranche 2 Closing shall have been obtained (without the imposition of any Burdensome Conditions from financial services regulators) and shall remain in full force and effect and all statutory waiting periods (or any extension of such waiting periods) in respect thereof, including under the HSR Act, shall have been terminated or shall have expired (such approvals and the termination or expiration of such waiting periods being referred to herein as the “Tranche 2 Regulatory Approvals” and, together with the Tranche 1 Regulatory Approvals, the “Requisite Regulatory Approvals”).

(b)    No Injunctions or Restraints; Illegality. (i) No Order preventing the consummation of the Tranche 2 Acquisition shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or the other transactions contemplated hereby.

7.5    Conditions to Obligations of Buyer to effect the Tranche 2 Acquisition. The obligation of Buyer to effect the Tranche 2 Acquisition is also subject to the satisfaction, or waiver by Buyer, at or prior to the Tranche 2 Closing, of the following conditions:

(a)    Representations and Warranties of Omega Parent and Omega UK. The representations and warranties of Omega Parent and Omega UK set forth in Article II (solely with respect to the Tranche 2 Interests) shall be true and correct as of the date hereof and as of the Tranche 2 Closing Date as though made on and as of the Tranche 2 Closing Date. Buyer shall have received a certificate signed on behalf of Omega Parent and Omega UK by a senior executive officer certifying the foregoing.

(b)    Performance of Obligations of Omega Parent and Omega UK. Omega Parent and Omega UK shall have performed in all material respects the respective obligations required to be performed by them under this Agreement at or prior to the Tranche 2 Closing Date, and Buyer shall have received a certificate signed on behalf of Omega Parent and Omega UK by a senior executive officer to such effect.

(c)    Tranche 2 Deed of Assignment. Omega Parent and Omega UK shall have duly executed the Tranche 2 Deed of Assignment and delivered to Buyer such duly executed counterparts of such Tranche 2 Deed of Assignment.

(d)    The Company Capital Stock shall continue to be listed on the New York Stock Exchange and trading thereon shall not have been suspended or halted.

(e)    Repurchases. There shall not have been any repurchase by the Company of Company Capital Stock other than pursuant to the Existing Repurchase Program or the 2017 Repurchase Program.

(f)    The Board of Directors of the Company shall not have (1) adopted or implemented a shareholder rights plan or adopted any measures limiting the ability of Buyer to exercise any rights as a holder of shares of Company Capital Stock or to acquire any additional shares of Company Capital Stock, (2) issued any shares of Company Capital Stock that provide more than one vote per share for the election of members of the Board of Directors of the Company, or (3) issued any equity security, or any security convertible into or exchangeable for any equity security, that provides a greater or more favorable right to receive dividends and distributions or proceeds upon liquidation of the Company as compared to such rights in respect of the Company Capital Stock, other than any security issued for the purpose of raising capital on commercial terms.

7.6    Conditions to Obligations of Omega Parent and Omega UK to effect the Tranche 2 Acquisition. The respective obligations of Omega Parent and Omega UK to effect the Tranche 2 Acquisition are also subject to the satisfaction or waiver by Omega Parent and Omega UK at or prior to the Tranche 2 Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Tranche 2 Closing Date as though made on and as of the Tranche 2 Closing Date. Omega Parent and Omega UK shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Tranche 2 Closing Date, and Omega Parent and Omega UK shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

(c)    Tranche 2 Deed of Assignment. Buyer shall have duly executed the Tranche 2 Deed of Assignment and delivered to Omega Parent and Omega UK such duly executed counterparts of such Tranche 2 Deed of Assignment.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Tranche 2 Closing:

(a)    by mutual consent of Buyer and Omega Parent in a written instrument;

(b)    by either Buyer or Omega Parent if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or the other transactions contemplated hereby and such denial has become final and nonappealable or there shall be any Order preventing the consummation of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) or any of the other transactions contemplated by this Agreement in effect that shall have become final and nonappealable (and the need for such Requisite Regulatory Approval shall not have been rendered unnecessary pursuant to Section 6.1(d)), unless the failure to obtain a Requisite Regulatory Approval or the issuance of such Order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by Omega Parent, if the Tranche 1 Closing shall not have occurred on or before the date that is 50 Business Days following the date hereof, unless the failure of the Tranche 1 Closing to not occur shall be due to the failure of Omega Parent or Omega UK to perform or observe the covenants and agreements of such party set forth in Section 6.1;

(d)    by Omega Parent, solely with respect to Section 6.12 and any terms and provisions of this Agreement applicable to the Tranche 2 Acquisition (but solely to the extent applicable to), if any Requisite Regulatory Approval shall not have been obtained (and the need for such Requisite Regulatory Approval shall not have been rendered unnecessary pursuant to Section 6.1(d)) on or before the date that is 120 Business Days following the date hereof, unless the failure to obtain (or render unnecessary) such Requisite Regulatory Approval shall be due to the failure of Omega Parent or Omega UK to perform or observe the covenants and agreements of such party set forth herein;

(e)    by either Buyer or Omega Parent if the Tranche 1 Closing or the Tranche 2 Closing shall not have been consummated on or before the date that is 150 Business Days of the date hereof (the “Termination Date”), unless the failure of the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement (or its applicable affiliate) to perform or observe the covenants and agreements of such party set forth herein; or

(f)    by either Buyer or Omega Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Omega Parent or Omega UK, in the case of a termination by Buyer, or Buyer, in the case of a termination by Omega Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Tranche 1 Closing Date or Tranche 2 Closing Date (as applicable), the failure of a condition set forth in Sections 7.1, 7.2, 7.4 or 7.5, in the case of a termination by Buyer, or Sections 7.1, 7.3, 7.4 or 7.6, in the case of a termination by Omega Parent, and which is not cured within thirty (30) days following written notice to Omega Parent, in the case of a termination by Buyer, or Buyer, in the case of a termination by Omega Parent, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

(g)    In the event that this Agreement is terminated pursuant to this Article VIII after the Tranche 1 Closing but prior to the Tranche 2 Closing, each reference to the term “Consideration” in Section 9.4 shall be deemed to be a reference to the term “Tranche 1 Consideration”.

8.2    Effect of Termination. In the event of termination of this Agreement by a party hereto as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Omega Parent, Omega UK, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) should this Agreement be terminated pursuant to Section 8.1 following the Tranche 1 Closing Date, then the rights and obligations of the parties with respect to the Tranche 1 Acquisition (other than Section 6.12), and the terms of this Agreement applicable thereto, shall survive such termination of this Agreement (for the avoidance of doubt, following such termination Buyer shall no longer have any right to appoint a Buyer Director pursuant to this Agreement), (ii) Section 6.11(b), this Section 8.2, Section 8.3, Section 8.4 and Article X shall survive any termination of this Agreement, (iii) notwithstanding anything to the contrary contained in this Agreement, none of Buyer, Omega Parent and Omega UK shall be relieved or released from any liabilities or damages arising out of their respective intentional and material breach of any of their respective obligations under this Agreement. For purposes of this Agreement, “intentional and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge of such breaching party that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

8.3    Return of Deposit Amount Following Termination.

(a)    In the event of termination of this Agreement by Buyer as provided in Section 8.1(f) prior to the Tranche 1 Closing, Omega UK shall deliver to Buyer by Wire Transfer an amount equal to the Deposit Amount within five Business Days following the date of such termination.

(b)    The parties hereto acknowledge and agree that the amount of the actual damages that Omega Parent and Omega UK may suffer in the circumstances in which this Agreement terminates is not possible to ascertain as at the date of this Agreement and that, as such, the Deposit Amount is a reasonable forecast of the actual damages to Omega Parent and Omega UK and constitutes liquidated damages and not a penalty. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

8.4    Amendment. Subject to compliance with applicable Law, this Agreement may be only amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

8.5    Extension; Waiver. At any time prior to the Tranche 2 Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

INDEMNIFICATION

9.1    Survival of Representations, Warranties and Covenants. All representations and warranties in Article II, Article III and Article IV or in any certificate executed and delivered in fulfillment of the requirements of this Agreement shall survive the Tranche 2 Closing Date (or the Tranche 1 Closing Date if the Tranche 2 Closing does not occur) until the date that is one year following the Tranche 2 Closing Date (or the Tranche 1 Closing Date if the Tranche 2 Closing does not occur); provided, however, that (a) the Omega Fundamental Representations and the Buyer Fundamental Representations shall survive until expiration (after giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations and (b) all covenants and agreements the performance of which is specified to occur on or prior to the Tranche 1 Closing shall survive until the date that is one year following the Tranche 2 Closing Date (or the Tranche 1 Closing Date if the Tranche 2 Closing does not occur). If written notice of a claim has been given in the manner required by this Article IX prior to the expiration of the applicable representations and warranties or covenants and agreements by the party seeking indemnification for such claim, then the relevant representations and warranties of the other party shall survive as to such claim until such claim has been finally resolved pursuant to this Article IX. All covenants and other agreements that by their terms are to be performed after the Tranche 1 Closing Date shall survive in accordance with their terms.

9.2    Indemnification.

(a)    Following the Tranche 1 Closing, and subject to the other terms of this Article IX, Omega UK shall indemnify, defend and hold harmless Buyer from and against any and all claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses) (collectively, “Losses” and individually, a “Loss”) incurred by Buyer to the extent arising out of or resulting from (i) any failure of any representation or warranty made by Omega Parent and Omega UK in Article II or Article III to be true and correct as of the date of this Agreement and as of the Tranche 1 Closing Date and the Tranche 2 Closing Date (as applicable) (or, in the case of any representation and warranty made as of a specific date, as of such specific date) (provided that Omega UK shall have no indemnification obligation pursuant to this Section 9.2(a) with respect to the representations and warranties set forth in Section 3.11) and (ii) any breach of any covenant or agreement of Omega Parent or Omega UK. Notwithstanding the foregoing, “Losses” and “Loss” shall exclude any Losses or Loss attributable to (A) any claim or set of related claims that does not exceed $500,000 individually or in the aggregate (but including the entire amount of such claim or set of related claims in the event that such claim or set of related claims exceeds $500,000) or (B) any amounts due from Buyer to Omega Parent, Omega UK, the Company or any of their respective affiliates pursuant to the last sentence of Section 6.1(d).

(b)    Following the Tranche 1 Closing, and subject to the other terms of this Article IX, Buyer shall indemnify, defend and hold harmless Omega Parent, Omega UK and their respective affiliates from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty made by Buyer in Article IV to be true and correct as of the date of this Agreement and as of the Tranche 1 Closing Date and the Tranche 2 Closing Date (as applicable) (or, in the case of any representation and warranty made as of a specific date, as of such specific date) and (ii) any breach of any covenant or agreement of Buyer.

(c)    Notwithstanding any other provision of this Agreement to the contrary, no party shall have any liability hereunder or otherwise for any special, exemplary or punitive damages; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any Losses or claim or component of any claim, settlement, award or judgment against such party to the extent relating to or resulting from a Third-Party Claim.

(d)    For purposes of this Article IX, in determining whether or not a representation or warranty made in this Agreement is true and correct and calculating the amount of any Loss hereunder in respect of a representation or warranty made in this Agreement that is not true and correct, any qualification as to Company Material Adverse Effect or materiality in the applicable representation or warranty shall not be taken into account, other than any such qualifications in a representation or warranty as indicated on Section 9.2(d) of the Omega Disclosure Schedule.

9.3    Indemnification Procedure.

(a)    Promptly after the person seeking indemnification pursuant to Section 9.2 (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to indemnification under this Article IX (a “Third-Party Claim”) (but in any event not later than 10 Business Days prior to the time any response to the asserted claim is required), the Indemnified Party shall deliver to the person from which indemnification is sought (the

“Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article IX, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.

(b)    In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Claim Notice, the Indemnifying Party, as soon as practicable after receipt by the Indemnifying Party of such Claim Notice, shall deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, shall attempt to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written agreement signed by the parties. If the Indemnified Party and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction in accordance with this Agreement.

(c)    After receipt by the Indemnifying Party of a Claim Notice of a Third Party Claim, such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel of the Indemnifying Party’s choosing). The Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such claim. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party shall settle or compromise any Third Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full release of the Indemnified Party with respect to the claim(s) being settled and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Party. Until the Indemnifying Party shall have so assumed the defense of the Indemnified Party against such claim following the delivery of such Claim Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article IX, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. Any Indemnified Party shall have the right to employ one separate counsel (other than local counsel) in any such action or claim and to participate in (but not control) the defense thereof either (I) at its own cost and expense or (II) at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that, in the case of clauses (1), (2) or (3), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel, in any action or claim or group of related actions or claims). No Indemnifying Party shall be liable to indemnify any

Indemnified Party for any consent to an entry of any judgment or any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). After any such claim has been filed or initiated, each party shall make available to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim which is made available under the terms of a confidentiality agreement or similar protective measures, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

9.4    Limitation of Liability.

(a)    Notwithstanding any provision of this Agreement to the contrary, Omega UK shall not be liable in respect of any indemnification obligation for Losses under Section 9.2(a)(i) (other than in respect of any failure of the Omega Fundamental Representations to be true and correct) (i) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 9.4(a) exceeds 3% of the Consideration (such amount, the “Indemnity Deductible”), in which case Omega UK shall be liable for such Losses in excess of the Indemnity Deductible, subject to any limitations provided in Section 9.4(c) and in other provisions of this Article IX, or (ii) in excess of 10% of the Consideration (such amount, the “Indemnity Cap”) in the aggregate for all such Losses. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of Omega UK under Section 9.2(a) shall not exceed the Consideration actually paid by the Buyer.

(b)    Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses under Section 9.2(b)(i) (other than in respect of any failure of the Buyer Fundamental Representations to be true and correct) (i) unless and until the aggregate cumulative amount of Losses for which indemnification would be available but for this Section 9.4(b) exceeds the Indemnity Deductible, in which case Buyer shall be liable for such Losses in excess of the Indemnity Deductible, subject to any limitations provided in Section 9.4(c) and in other provisions of this Article IX, or (ii) in excess of the Indemnity Cap in the aggregate for all such Losses. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of Buyer under Section 9.2(b) shall not exceed the Consideration actually paid or payable hereunder.

(c)    All claims for indemnification pursuant to Section 9.2(a) and Section 9.2(b) must be asserted by the party seeking indemnification, in writing in accordance with this Article IX not later than the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.1; provided, however, that if written notice of a claim specifying the indemnification claim in reasonable specificity (including the representations, warranties, covenants and/or agreements alleged to have been breached) has been given in accordance with this Article IX prior to such date, such claim (and the relevant representations, warranties, covenants and/or agreements of the other party) shall survive until such claim has been finally resolved pursuant to this Article IX.

9.5    Effect on Consideration. All payments made under this Article IX shall be treated as adjustments to the Consideration for all Tax purposes, except as otherwise required pursuant to applicable Law.

9.6    Calculation of Losses. In calculating any amount indemnifiable hereunder in respect of Losses, such Losses shall be reduced by (a) any amount recovered by the Indemnified Party under applicable insurance policies, under any indemnification or similar agreements, or from any other person alleged to be responsible for any Losses, or other rights of recovery with respect to such Losses (and the Indemnified Party shall use commercially reasonable efforts to seek such recoveries), net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery and (b) any Tax benefit available to the Indemnified Party or its affiliates in connection with the accrual, incurrence or payment of any such Losses (determined as actually realized on a “with or without” basis). If an Indemnified Party or its affiliates receives any such recovery described in clause (a) above after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its affiliates shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of the amount received by the Indemnified Party or its affiliates. In the event of the occurrence of any Losses, an Indemnified Party shall seek recovery under any and all available third party insurance policies or third party indemnification obligations or other rights of recovery with respect to such Losses. Each party shall make commercially reasonable efforts to mitigate any claim or liability that any such party asserts under this Article IX. No Indemnifying Party shall be responsible for Losses of an Indemnified Party to the extent caused by unlawful conduct of such Indemnified Party.

9.7    No Duplication. Any liability for any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.

9.8    No Set-Off. None of Buyer, Omega Parent or Omega UK shall have any right to off-set or set-off any payment due pursuant to this Article IX against any other payment to be made pursuant to this Agreement.

9.9    Exclusive Remedy. Each party acknowledges and agrees that, except as provided in Section 8.2 and Section 8.3, if the Tranche 1 Closing or the Tranche 2 Closing does not happen as a result of any breach or inaccuracy of any representation or warranty contained in Article II, Article III or Article IV, as the case may be, of this Agreement or any certificate or instrument delivered hereunder, the sole and exclusive remedy of Buyer, Omega Parent and Omega UK for such breach or inaccuracy shall be refusal to close the Tranche 1 Acquisition or the Tranche 2 Acquisition, as the case may be. Except as provided in the immediately preceding sentence and in Section 8.2 and Section 8.3, this Article IX shall provide the sole and exclusive remedy for any and all claims for monetary damages in respect of this Agreement.

9.10    Assignment of Claims. The Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign, any right of action (whether pursuant to contract, arising under applicable Law or otherwise) which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1    Expenses; Transfer Taxes; and VAT.

(a)    Except as set forth in Section 6.1(d), all costs and expenses incurred by a party to this Agreement in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b)    All stamp duty, stamp duty reserve tax and any other registration, transfer, documentary or similar tax, levy or duty relating to the transactions contemplated by this Agreement (collectively “Transfer Taxes”) shall be solely for the account of Buyer, and Buyer shall ensure that all Tax Returns relating to Transfer Taxes and all payments of Transfer Taxes shall be made on or before their due date and in full. Buyer shall indemnify and hold harmless Omega UK, Omega Parent and their respective affiliates in respect of any failure by Buyer to comply with its obligations under this Section 10.1(b).

(c)    All amounts payable or stated to be payable in or in connection with this Agreement are inclusive of all applicable VAT.

10.2    Notices.

(a)    All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or by electronic mail, on the 3rd Business Day following the date of the mailing if mailed by registered or certified mail (return receipt requested) or on the 1st Business Day following the date of dispatch if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)    if to Omega Parent or Omega UK, to:

Old Mutual plc

5th Floor, Millennium Bridge House

2 Lambeth Hill,

London EC4V 4GG, United Kingdom

Attention:    Group Company Secretary

                     colin.campbell@omg.co.uk

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:    Ralph Arditi

                     Ralph.Arditi@skadden.com

(ii)    if to Buyer, to:

HNA Capital (U.S.) Holding LLC

c/o HNA Capital International

850 Third Avenue16th Floor

New York, NY 10022

Attention:    Suren S. Rana

                     s.rana@hnacapitalintl.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:    Gary I. Horowitz

                     Elizabeth A. Cooper

                     GHorowitz@stblaw.com

                     ECooper@stblaw.com

10.3    Certain Definitions. For purposes of this Agreement:

“1934 Act Regulations” means the acts and regulations of the SEC under the Exchange Act.

“Additional Approvals” means any consents, authorizations and approvals from any Governmental Entity that are required by applicable Law to consummate the Tranche 1 Closing and/or the Tranche 2 Closing (as applicable).

“Ancillary Agreement” means the Tranche 1 Deed of Assignment and the Tranche 2 Deed of Assignment.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of New York and the City of London are generally open for business.

“Buyer Fundamental Representations” means Sections 4.1 and 4.2(a).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” in connection with the Tranche 2 Acquisition means any of the following: (a) the 30-day review period under the DPA shall have expired and the parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and the parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Client” means each person with respect to whom the Company or any of its Subsidiaries provides investment management, portfolio management, investment advisory or sub-advisory services, which for the avoidance of doubt shall not include the investors in any pooled investment vehicle.

“Co-Investment Deed” means the Co-Investment Deed, dated October 8, 2014, by and between the Company and Omega UK (as may be amended from time to time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Interests” means the Tranche 1 Interests and the Tranche 2 Interests.

“Company Material Adverse Effect” means any circumstance, change, event, development, fact or effect (each, an “Effect”) that (a) has a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), Company Material Adverse Effect shall not be deemed to include the impact of any Effect to the extent resulting from or arising out of (i) changes, after the date hereof, in GAAP or other accounting principles or, in each case, official binding interpretations or the enforcement thereof by Governmental Entities; (ii) changes, after the date hereof, in applicable Laws or, in each case, official binding interpretations or the enforcement thereof by Governmental Entities; (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, armed hostilities or acts of terrorism) or in economic or market conditions, (iv) changes, after the date hereof, in prevailing interest rates, currency exchange rates or the financial or capital markets (including changes in securities trading prices and volumes); (v) changes, after the date hereof, affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries; (vi) the announcement of this Agreement or the transactions contemplated hereby, including the identity of Buyer and any announced plans or intentions of Buyer with respect to the Company or any of its Subsidiaries or their respective businesses; (vii) the failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the underlying reasons therefore or causes thereof); (viii) hurricanes, earthquakes, floods or other natural disasters; (ix) actions taken, or failure to take any action, which Buyer has requested in writing or which are expressly contemplated by this Agreement; or (x) any termination of Client accounts or Management Contracts or reduction in assets under management (but not the underlying reasons therefore or causes thereof); except, with respect to subclauses (iii), (iv), (v) or (viii), to the extent that the effects of such change are disproportionately adverse to the Company and its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate) or (b) prevents or materially delays or materially impairs the ability of Omega Parent, Omega UK and the Company to timely perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

“Conditional CFIUS Approval” means if CFIUS staff formally or informally requests the parties to submit a CFIUS Notice in connection with the Tranche 1 Acquisition, or if the parties mutually agree to submit a CFIUS Notice related to the Tranche 1 Acquisition, then any of the following: (a) the 30-day review period under DPA shall have expired and the parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and the parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Contract” means any written or oral contract, arrangement, commitment, understanding, note, bond, mortgage, indenture, deed of trust, license, lease, instrument or other agreement.

“Deferred Tax Asset Deed” means the Deferred Tax Asset Deed, dated October 8, 2014, by and between the Company and Omega UK (as may be amended from time to time).

“Deposit Amount” has the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950 (50 U.S.C. §2170), as amended, and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 et seq.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Government List” means any list maintained by any agency or department of any Governmental Entity in the United States of America of persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (i) the Denied Persons List and Entities List maintained by the United States Department of Commerce, the European Union or HMT, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the United States Department of Treasury, (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the United States Department of State and (iv) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004).

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any renewal of any such registration or application (collectively, “Trademarks”); inventions, discoveries and ideas (whether patentable or not); patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; copyrights and copyrightable writings and other works, whether in published or unpublished works, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“IP License Agreement” means the Intellectual Property License Agreement, dated October 8, 2014, by and among Omega Parent, Old Mutual Life Assurance Company (South Africa) Ltd. and the Company (as may be amended from time to time).

“Law” means any statute, law, ordinance, regulation, rule, regulation, code, order, writ, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity and references to “lawfully” and similar expressions shall be construed accordingly.

“Lien” means any lien, claim, charge, encumbrance, easement, mortgage, pledge, security interest or other encumbrance of any kind.

“Management Contract” means each investment management, portfolio management, investment advisory or sub-advisory contract of the Company or any of its Subsidiaries (and any amendments, waivers, modifications or renewals thereof), including any side letters thereto.

“Omega Fundamental Representations” means Sections 2.1, 2.2(a), 2.4, 3.1(a) (first two sentences) and 3.2(a).

“Ordinary Course” means, with respect to any person, the ordinary course of business of such person consistent with past practices in all material respects.

“Organizational Documents” of any person shall mean the certificate of incorporation or formation or organization, articles of organization, articles of association, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement or other comparable governing documents of such person.

“PRC” means the People’s Republic of China and its territories.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the Company, Omega UK and Omega Parent, dated as of October 8, 2014.

“Retained Names and Marks” means, in any and all jurisdictions, whether registered or unregistered, (a) the Transitional Servicemarks, the Transitional Old Mutual Domain Names, the Perpetual Servicemarks and the Perpetual Old Mutual Domain Name (each as defined in the IP License Agreement), (b) any other Trademarks owned by Omega Parent, Omega UK or any of their affiliates (other than Trademarks owned by the Company as of the Tranche 2 Closing Date), and/or (iii) any name, mark or design incorporating, referencing, combining or that is similar to, or that is a derivation, translation, transliteration, modification, adaptation, combination or other variation or acronym of, the foregoing terms or designs, or any other name or mark that suggests a relationship with Omega Parent, Omega UK or their affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Seed Capital Management Agreement” means the Seed Capital Management Agreement, dated October 8, 2014, by and among Old Mutual (US) Holdings Inc., Omega Parent and certain of its affiliates, Millpencil Limited, Millpencil (US) LP and MPL (UK) Limited.

“Shareholder Agreement” means that certain Shareholder Agreement among Omega Parent, Omega UK and the Company dated October 8, 2014.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, or person of which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions; provided that Heitman Financial LLC shall not be deemed to be a Subsidiary of the Company or any of its Subsidiaries; provided, further, that no pooled investment vehicle or controlled affiliate thereof shall be deemed to be a Subsidiary of the Company.

“Takeover Code” means the City Code on Takeovers and Mergers, as amended from time to time.

“Taxes” means all national, federal, state, local, and foreign taxes, levies, duties or imposts of any kind whatsoever, in each case, imposed by a Governmental Entity, together with all interest, additions to tax and penalties thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Tranche 1 Acquisition” has the meaning set forth in the Recitals.

“Tranche 1 Interests” has the meaning set forth in the Recitals.

“Tranche 1 Shares” has the meaning set forth in the Recitals.

“Tranche 2 Acquisition” has the meaning set forth in the Recitals.

“Tranche 2 Interests” has the meaning set forth in the Recitals.

“Tranche 2 Shares” has the meaning set forth in the Recitals.

“Transaction Loans” means (i) indebtedness incurred by Buyer (or any permitted assignee) for the sole purpose of financing the Tranche 1 Consideration in an amount not to exceed 50% of the Tranche 1 Consideration and/or (ii) indebtedness incurred by Buyer (or any permitted assignee) for the sole purpose of financing the Tranche 2 Consideration in an amount not to exceed 50% of the Tranche 2 Consideration.

“VAT” means (a) any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party at least three (3) Business Days prior to the Tranche 1 Closing Date or Tranche 2 Closing Date, as applicable.

10.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this

Agreement, the “knowledge” of Omega Parent or Omega UK means the actual knowledge of any of the persons listed on Section 10.4 of the Omega Disclosure Schedule and the “knowledge” of Buyer means the actual knowledge of any of the persons listed on Section 10.4 of the Buyer Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and shall include the successors and permitted assigns of a person, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that no pooled investment vehicle or controlled affiliate thereof shall be deemed to be an affiliate of Omega Parent, Omega UK or the Company, (c) the term “dollars” or “$” means U.S. dollars and (d) “commercially reasonable efforts” means the efforts that a commercially reasonable person desirous of achieving a result and acting with diligence would use in similar circumstances to achieve that result. The Omega Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any person to take any action or fail to take any action if to do so would violate any applicable Law.

10.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement and the Ancillary Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any suit, action or proceeding to enforce any provision of, or in respect of any claim arising out of or related to, this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Borough of Manhattan in the State of New York (the “Chosen Courts”), and, solely with respect to any such suit, action or proceeding, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such suit, action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such suit, action or proceeding will be effective if notice is given in accordance with Section 10.2.

10.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties hereto without the prior written consent of the other parties; provided, that Buyer may assign its rights to acquire the Tranche 1 Interests and/or the Tranche 2 Interests hereunder in whole or in part to any of its direct or indirect wholly owned Subsidiaries that are organized under the laws of any state in the United States of America, in connection with any Transaction Loan; provided, further, that any such permitted assignee shall expressly agree in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

10.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Tranche 1 Acquisition and the Tranche 2 Acquisition (as applicable)), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HNA CAPITAL (U.S.) HOLDING LLC

By:	/s/ Guang Yang
Name: Guang Yang
Title: Chief Executive Officer

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

OLD MUTUAL PLC

By:	/s/ Colin Campbell
Name: Colin Campbell
Title: Secretary

OM GROUP (UK) LIMITED

By:	/s/ Paul Forsythe
Name: Paul Forsythe
Title: Secretary

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

EXHIBIT A - ILLUSTRATIVE CALCULATION RELEVANT FOR RIGHTS ISSUE ONLY

		Current Share Price	Harry’s Tranche 2 Offer Price
Share Price / Offer Price ($)		14.82	15.75
Shares Outstanding pre Rights Issue (m)		114.7	114.7

Market Cap / Offer Value ($m)		1,699.9	1,806.6

Illustrative Rights Issue Price ($)		12.00	12.00
Illustrative New Shares in Rights Issue (1-for-5) (m)		22.9	22.9

Illustrative Size of Rights Issue ($m)		275.3	275.3

Theoretical Ex-Rights Price / Adjusted Thranche 2 Offer Price ($)		14.35	15.13
Total Shares Outstanding post Rights Issue (m)		137.6	137.6

Market Cap post Rights Issue / Offer Value post Rights Issue ($m)		1,975.2	2,081.9

		No Rights Issue	Rights Issue
Shares Acquired by Harry in Tranche 2 (m)	15%	17.2	20.6
Tranche 2 Offer Price / Adjusted Tranche 2 Offer Price ($)		15.75	15.13

Offer Value ($m)		271.0	312.3

Less: Cash Paid in Rights Issue ($m)		—	(41.3)

Offer Value pre Rights Issue ($m)		271.0	271.0